As filed with the Securities and Exchange Commission on April 2, 2003 Registration No. ___________

__________________________________________________________________________________________________

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Alpharma Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation of Organization)	22-2095212 (I.R.S. Employer Identification No.)

One Executive Drive
Fort Lee, New Jersey 07024
(Address, including Zip Code, of Principal Executive Offices)

1997 Incentive Stock Option and Appreciation Right Plan

(Full Title of the Plan)

Robert F. Wrobel
Executive Vice President and Chief Legal Officer
Alpharma Inc.
One Executive Drive
Fort Lee, New Jersey 07024
(201) 947-7774
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent For Service)
______________________

With a copy to:
Ronald H. Janis, Esq.
Pitney, Hardin, Kipp & Szuch LLP
P.O. Box 1945
Morristown, New Jersey 07962
(973) 966-8263

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities To Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, $0.20 par value	1,500,000	$18.08	$27,120,000	$2,194

(1) In addition, pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of shares of Class A Common Stock that may be issuable pursuant to anti-dilution provisions contained in the 1997 Incentive Stock Option and Appreciation Right Plan (the "Plan").

(2) Estimated solely for the purpose of calculating the registration fee. Such estimate has been computed in accordance with Rule 457(c) and Rule 457(h)(1) based on the average of the high and low prices of the Class A Common Stock as reported on the New York Stock Exchange on April 1, 2003.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. Plan Information

Not filed with this Registration Statement.

ITEM 2. Registrant Information and Employee Plan Annual Information

Not filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference

The following documents filed by Alpharma Inc. (the "Company") with the Commission are incorporated by reference in this Registration Statement:

1.      The Company's Annual Report on Form 10-K for the year ended December 31, 2002.

2.      All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 2002.

3.      The description of the Company's Class A Common Stock contained in the Registration Statement on Form 8-A filed by the Company pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934, and all subsequent amendments and reports that are filed updating that description.

In addition, all documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents.

Any statement contained in a document to be incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. Description of Securities

Not applicable.

ITEM 5. Interests of Named Experts and Counsel

Certain legal matters relating to the issuance of the shares of the Company's Class A Common Stock offered hereby have been passed upon by Pitney, Hardin, Kipp & Szuch LLP counsel to the Company.

The consolidated financial statements of the Company as of December 31, 2002 and for each of the years in the three year period ended December 31, 2002, included in the Company's Annual Report on Form 10-K and incorporated by reference herein, have been audited by PricewaterhouseCoopers LLP, independent public accountants, as indicated in their report dated March 21, 2003 with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in auditing and accounting.

ITEM 6. Indemnification of Directors and Officers

(a) Limitation of Liability of Directors and Officers. Section 102(b)(7) of the General Corporation Law of the State of Delaware permits a Delaware corporation to limit the personal liability of its directors in accordance with the provisions set forth therein. The Certificate of Incorporation of the Company provides that the personal liability of its directors shall be limited to the fullest extent permitted by applicable law.

(b) Indemnification of Directors, Officers, Employees and Agents. Section 145 of the General Corporation Law of the State of Delaware contains provisions permitting corporations organized thereunder to indemnify directors, officers, employees or agents against expenses, judgments and fines reasonably incurred and against certain other liabilities in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person was or is a director, officer, employee or agent of the corporation.

The Certificate of Incorporation of the Company provides for indemnification of its directors and officers to the fullest extent permitted by applicable law. The Bylaws of the Company provide that the Board of Directors of the Company, or any duly authorized Board Committee, shall have the power to provide such additional indemnification, whether through specific action, by contract or otherwise, to officers, directors, employees and agents of the Company as may be deemed desirable or appropriate under the circumstances.

(c) Insurance. The Company maintains insurance policies insuring the Company's directors and officers against liability for wrongful acts or omissions arising out of their positions as directors and officers, subject to certain limitations.

ITEM 7. Exemption from Registration Claimed

Not applicable.

ITEM 8. Exhibits

5      Opinion of Pitney, Hardin, Kipp & Szuch LLP

23.1   Consent of PricewaterhouseCoopers LLP

23.2   Consent of Pitney, Hardin, Kipp & Szuch LLP
        (contained in the opinion included as Exhibit 5)

24     Power of Attorney
        (included on the signature pages of this Registration Statement)

ITEM 9. Undertakings

1. The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirement of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lee, State of New Jersey, on April 2, 2003.

ALPHARMA INC.

By: _/s/ Robert F. Wrobel_________
Robert F. Wrobel
Executive Vice President and Chief Legal Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Matthew T. Farrell and Robert F. Wrobel, or either of them, as their true and lawful attorneys-in-fact, and agents with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ William I. Jacobs William I. Jacobs	Director	April 2, 2003
/s/ Peter G. Tombros Peter G. Tombros	Director	April 2, 2003
/s/ Erik Hornnaess Erik Hornnaess	Director	April 2, 2003
/s/ I. Roy Cohen I. Roy Cohen	Director	April 2, 2003
/s/ Glen E. Hess Glen E. Hess	Director	April 2, 2003

/s/ Ingrid Wiik Ingrid Wiik	President and Chief Executive Officer and Director (Principal Executive Officer)	April 2, 2003
/s/ Einar W. Sissener Einar W. Sissener	Chairman and Director	April 2, 2003
/s/ Erik G. Tandberg Erik G. Tandberg	Director	April 2, 2003
__________________ Oyvin A. Broymer	Director	April 2, 2003
__________________ Farah M. Walters	Director	April 2, 2003
_________________ Jill Kanin-Lovers	Director	April 2, 2003
__________________ Robert Thong	Director	April 2, 2003
/s/ Matthew Farrell Matthew Farrell	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 2, 2003
/s/ Jeffrey Campbell Jeffrey Campbell	Principal Accounting Officer	April 2, 2003

INDEX TO EXHIBITS

Exhibit 5        Opinion Letter of Pitney, Hardin, Kipp & Szuch LLP

Exhibit 23.1     Consent of PricewaterhouseCoopers LLP

Exhibit 23.2     Consent of Pitney, Hardin, Kipp & Szuch LLP
                      (contained in the opinion included as Exhibit 5)

Exhibit 24       Power of Attorney
                    (included on the signature pages of this Registration Statement)

Exhibit 5

(Opinion Letter of Pitney, Hardin, Kipp & Szuch LLP)

PITNEY, HARDIN, KIPP & SZUCH LLP
P.O. Box 1945
Morristown, New Jersey 07962-1945

April 2, 2003

Alpharma Inc.
One Executive Drive
Fort Lee, New Jersey 07024

We refer to the Registration Statement on Form S-8 (the "Registration Statement") by Alpharma Inc. (the "Company") relating to 1,500,000 shares of the Company's Class A Common Stock, par value $.20 per share (the "Securities") to be offered pursuant to the Company's 1997 Incentive Stock Option and Appreciation Right Plan (the "Plan").

We have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents, agreements, instruments and certificates of public officials of the State of Delaware and of officers of the Company as we have deemed necessary or appropriate in order to express the opinion hereinafter set forth.

Based upon the foregoing, we are of the opinion that, when the Securities have been duly issued as contemplated by the Registration Statement (including the Prospectus which is not filed herewith) and the Plan and for the consideration determined in accordance with the terms of the Plan, the Securities will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the Federal laws of the United States and the law of the State of Delaware. We express no opinion as to the effect of the law of any other jurisdiction.

We hereby consent to the use of this opinion as an Exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Pitney, Hardin, Kipp & Szuch LLP
PITNEY, HARDIN, KIPP & SZUCH LLP

Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 21, 2003 relating to the consolidated financial statements of Alpharma Inc., which appears in Alpharma Inc.'s Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the references to us under the heading "Interest of Named Experts and Counsel" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

April 1, 2003